Exhibit 99.1
SI-BONE, Inc. Reports Second Quarter 2020 Financial Results

SANTA CLARA, Calif. August 3, 2020 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended June 30, 2020.

Recent Highlights
•Revenue of $14.0 million for the second quarter 2020, representing a 14% decrease over the corresponding period in 2019
•U.S. revenue of $13.2 million for the second quarter 2020, representing a 12% decrease over the corresponding period in 2019
•Completed debt refinancing of $40.0 million term loan
•Obtained positive coverage by Aetna, the third largest commercial health plan in the United States with over 22 million members

"Given these uncertain times, I could not be prouder of the SI-BONE team and their resilience. I am confident that once the public health emergency subsides, we will emerge from this period an even stronger company,” said Jeffrey Dunn, President, CEO and Chairman. "While the COVID-19 pandemic has created a material headwind to the U.S. economy and healthcare industry, the SI-BONE team has risen to the challenge and faced it head on. Whether that is increasing covered lives, holding a significant number of virtual surgeon training sessions and supporting surgeons particularly in June with the return of postponed and new cases, we believe our execution in the second quarter of 2020 speaks to the durability and the growth potential of the business long-term.”

Second Quarter 2020 Financial Results

Revenue was $14.0 million in the second quarter 2020, a 14% decrease from $16.3 million in the corresponding prior period in 2019. U.S. revenue for the second quarter 2020 was $13.2 million, a 12% decrease from $15.0 million in the corresponding prior period in 2019. International revenue for the second quarter 2020 was $0.8 million, a 36% decrease from $1.3 million in the corresponding period in 2019. The overall decrease in revenue, both U.S. and international, resulted from the decline in case volumes due to the negative effects of the COVID-19 pandemic.
•The largest impact was felt in April 2020, where case volumes declined significantly, resulting in a decrease in revenue of 85% compared to the prior year period in 2019.
•In May 2020, revenues increased 6% compared to the prior year period in 2019, as hospitals and medical centers across the U.S. and Europe resumed performance of elective surgical procedures.
•In June, total revenues increased 42%, driven by a solid recovery in new cases, but also materially benefited from rescheduled procedures.
•We estimate that a considerable number of cases performed in May and June were rescheduled surgeries from the second half of March and the month of April.

The Company attributes this resilience to the significant investments made in 2019, including sales force expansion, surgeon training and education, product introductions and improved reimbursement. Given the heightened risk of further shutdowns in elective procedures in high volume states like Texas and Florida, the Company does not view May and June’s growth as an indicator of likely performance in the third and fourth quarter of 2020 as both months materially benefited from rescheduled procedures.

Gross margin was 85% for the second quarter 2020, as compared to 90% in the corresponding prior period in 2019. The decrease in gross margin was primarily due to certain period costs charged directly to cost of operations and increases in inventory write-downs. Certain period costs were expensed as incurred during the second quarter of 2020 because our operations ran at suboptimal capacity due to lower case volumes as a result of the COVID-19 pandemic.

Operating expenses decreased 3% to $22.1 million in the second quarter 2020, as compared to $22.9 million in the corresponding period in 2019. The decrease in operating expense was primarily driven by preemptive steps taken in response to COVID-19 to reduce discretionary spending and the reversal of accrued litigation expense of $0.6 million following the final resolution of the TCPA class action settlement. These decreases were partly offset by higher employee related costs and stock-based compensation due to higher headcount, mainly from increased sales hiring.

Operating loss was $10.1 million in the second quarter 2020, as compared to $8.1 million in the corresponding prior period in 2019.

Net loss was $12.5 million, or $0.44 per diluted share for the second quarter 2020, as compared to $8.7 million, or $0.35 per diluted share in the corresponding prior period in 2019.

Cash and marketable securities were $137.7 million and long-term borrowings were $39.3 million as of June 30, 2020. On May 29, 2020, proceeds from the new $40.0 million, five-year term loan with Solar Capital Partners were used to repay the Company's prior $40.0 million term loan obligation with a previous lender. The new term loan bears interest at LIBOR plus 9.40%, subject to a 9.73% floor, the effective rate as of the date of refinancing. The debt has a 60 month term, with an interest-only period of 36 months, and 24 months of straight-line amortization. And, the terms of the refinancing, including the financial covenants of the new loan, provide the Company with additional operating flexibility.

2020 Guidance

As previously reported on Form 8-K filed on April 2, 2020, due to the evolving environment and continued uncertainties from the impact of COVID-19, SI-BONE has withdrawn its previously announced guidance for the full year 2020. The COVID-19 pandemic is a highly fluid situation and it is not currently possible for the Company to reasonably estimate the impact that it may have on financial and operating results.

Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the second quarter 2020 financial results after market close on Monday, August 3, 2020 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 2586119. The webcast can be accessed at https://investor.si-bone.com.

About SI-BONE, Inc.

SI-BONE is a medical device company that pioneered minimally invasive surgery of the SI joint with the iFuse Implant System. Studies have shown that the SI joint can be a source of pain in 15% to 30% of chronic low back pain. The iFuse Implant™, commercially available since 2009, is the only SI joint fusion device supported by multiple prospective clinical studies, including two randomized controlled trials, showing improved pain, patient function and quality of life resulting from treatment. There are over 80 peer-reviewed publications demonstrating the safety, durable effectiveness, and biomechanical and economic benefits unique to the iFuse Implant (www.si-bone.com/results). This body of evidence has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System.

The iFuse Implant System is intended for sacroiliac fusion for conditions including sacroiliac joint dysfunction that is a direct result of sacroiliac joint disruption and degenerative sacroiliitis. This includes conditions whose symptoms began during pregnancy or in the peripartum period and have persisted postpartum for more than 6 months. The iFuse Implant System is also intended for sacroiliac fusion to augment stabilization and immobilization of the sacroiliac joint in skeletally mature patients undergoing sacropelvic fixation as part of a lumbar or thoracolumbar fusion. In addition, the iFuse Implant System is intended for sacroiliac fusion in acute, non-acute, and non-traumatic fractures involving the sacroiliac joint. There are potential risks associated with the iFuse Implant System. It may not be appropriate for all patients and all patients may not benefit.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com/risks.

Forward Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectation that it will emerge from the public health crisis an even stronger company and the effect the reduction of the cumulative backlog of cases which developed in March and April will have on future operating results are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include the impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, whether the COVID-19 pandemic will recur in the future, and SI-BONE's ability to increase demand for iFuse, and obtain favorable coverage and reimbursement determinations from third-party payors. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Matt Bacso, CFA
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$14,049	$16,317	$30,870	$31,308
Cost of goods sold	2,117	1,588	4,049	3,114
Gross profit	11,932	14,729	26,821	28,194
Gross margin	85%	90%	87%	90%

Operating expenses:
Sales and marketing	15,755	16,727	35,036	32,542
Research and development	2,165	1,946	4,255	3,629
General and administrative	4,151	4,194	9,551	8,960
Total operating expenses	22,071	22,867	48,842	45,131

Loss from operations	(10,139)	(8,138)	(22,021)	(16,937)
Interest and other income (expense), net:
Interest income	329	695	827	1,439
Interest expense	(2,683)	(1,233)	(3,914)	(2,463)
Other expense, net	21	22	(136)	(38)
Net loss	$(12,472)	$(8,654)	$(25,244)	$(17,999)

Net loss per share, basic and diluted	$(0.44)	$(0.35)	$(0.91)	$(0.74)
Weighted-average number of common shares used to compute basic and diluted net loss per share	28,492,582	24,577,938	27,872,505	24,484,608

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$66,169	$10,435
Short-term investments	71,499	81,345
Accounts receivable, net	10,260	11,720
Inventory	4,969	5,452
Prepaid expenses and other current assets	1,632	2,510
Total current assets	154,529	111,462
Long-term investments	—	1,278
Property and equipment, net	4,407	3,954
Other non-current assets	312	315
TOTAL ASSETS	$159,248	$117,009

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,455	$2,811
Accrued liabilities and other	9,272	11,605
Current portion of long-term borrowings	—	4,358
Total current liabilities	11,727	18,774
Long-term borrowings	39,264	34,865
Other long-term liabilities	389	362
TOTAL LIABILITIES	51,380	54,001

Stockholders' Equity:
Common stock and additional paid-in capital	328,082	258,124
Accumulated other comprehensive income	610	464
Accumulated deficit	(220,824)	(195,580)
TOTAL STOCKHOLDERS' EQUITY	107,868	63,008
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$159,248	$117,009